SEPARATION AGREEMENT AND MUTUAL RELEASE

This SEPARATION AGREEMENT AND MUTUAL RELEASE (hereinafter referred to as the “Agreement” and/or “Separation Agreement and Mutual Release”) is made and entered into by and between Timothy Neher (hereinafter referred to as "Mr. Neher") and Wherify Wireless, Inc. (hereinafter referred to as "WHERIFY") on the date appearing next to Mr. Neher’s name on the final page hereof (the “Effective Date”). (Mr. Neher and WHERIFY are hereinafter collectively referred to as the “Parties.”)

RECITALS

A. Mr. Neher, who is employed by WHERIFY, and WHERIFY have mutually decided not to enter into an employment contract extension and he is therefore resigning.

B. In order to smooth Mr. Neher’s transition and in order to provide closure for the Parties, WHERIFY desires to provide Mr. Neher with certain benefits and Mr. Neher desires to accept such benefits, all on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and promises herein contained, the adequacy and receipt of which are hereby acknowledged by both Parties, the Parties agree as follows:

AGREEMENTS

1. Resignation : Mr. Neher hereby resigns his employment as of the Effective Date and thereafter shall cease to hold any office or title at WHERIFY. In addition, he hereby acknowledges that the agreement covers all compensation, including vacation, earned by him during his employment with WHERIFY. Mr. Neher also acknowledges that he remains subject to all SEC laws and regulations, including but not limited to section 144, regarding his ownership in WHERIFY.

2. Monetary Separation Benefits From WHERIFY: In consideration for Mr. Neher’s signing and complying with this Agreement, WHERIFY shall:

(a)  Pay to Mr. Neher continuation pay in the amount of $282,000 (“the Amount”) through normal payroll processing such that the Amount shall be paid in twenty-six (26) payments in the gross amount of $10,846, payable every two weeks beginning November 23, 2007 and ending November 14, 2008, subject to regular payroll deductions and withholding; provided, however, that if WHERIFY has more than $2,500,000 cash in company bank accounts , Mr. Neher will receive any then-remaining payments on an accelerated basis.

(b)  Reimburse Mr. Neher, to the same extent as for employees, for any premiums paid by him through December 31, 2008, to continue his WHERIFY employee medical benefits pursuant to the laws known as COBRA and/or Cal-COBRA.

(c) Mr. Neher may retain the personal computer provided to him by WHERIFY.

d) Notwithstanding the terms of any award or granting agreement or instrument, Mr. Neher shall have ninety (90) days from the date of the last payment of this agreement to exercise any and all Vested Options.

Mr. Neher acknowledges that it is his intent and understanding that he is entitled to no additional severance or separation benefits other than as expressly provided for in this Agreement.

3. Taxes: Mr. Neher acknowledges and agrees that WHERIFY has made no representations to him regarding the tax consequences of any amounts or benefits received by his pursuant to this Agreement. Mr. Neher also acknowledges that he is solely responsible for payment of all taxes, state, federal and/or local, if any, for which he may be liable on the amounts or benefits he receives pursuant to this Agreement. He also agrees to indemnify and hold harmless WHERIFY, and all of its employees, principals and agents, from and against any and all loss, cost, damage, or expense, including, but not limited to, attorney’s fees incurred by any of them, arising out of his failure to pay the taxes, if any, for which he is liable.

4. Mutual Release Of Claims:

(a) As a material inducement to Mr. Neher to enter into this Agreement, WHERIFY (on behalf of itself, its successors, and assigns) hereby releases and forever discharges Mr. Neher and his heirs, assigns, representatives, attorneys, insurers, and all persons or entities acting by, through, under or in concert with any of them, of and from any and all liabilities, claims, obligations, promises, agreements, demands, damages, actions, charges, complaints, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred), and causes of action of every kind, known or unknown, disclosed or undisclosed, matured or unmatured, which WHERIFY may have now or in the future arising from any act or omission or condition arising prior to its signing this Agreement, including, but not limited to, all claims under state, federal, or common law, whether based in contract, tort, statute or otherwise, and including, but not limited to, claims in any way related to Mr. Neher's employment by WHERIFY or the termination of such employment; provided, however, that this Separation Agreement and Mutual Release does not release any claims that cannot lawfully be released by this Agreement, and does not impact any right that it may have pursuant to any WHERIFY benefit plan, including any stock option plan.

(b) As a material inducement to WHERIFY to enter into this Agreement, Mr. Neher (on behalf of himself, his heirs, and assigns) hereby releases and forever discharges WHERIFY and its former, current, and future owners, officers, directors, trustees, employees, agents, assigns, representatives, attorneys, insurers, and all persons or entities acting by, through, under or in concert with any of them (collectively “Releases”), of and from any and all liabilities, claims, obligations, promises, agreements, demands, damages, actions, charges, complaints, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred), and causes of action of every kind, known or unknown, disclosed or undisclosed, matured or unmatured, which Mr. Neher may have now or in the future arising from any act or omission or condition arising prior to his signing this Agreement, including, but not limited to, all claims under state, federal, or common law, whether based in contract, tort, statute or otherwise, and including, but not limited to, claims of discrimination and claims in any way related to Mr. Neher's employment by WHERIFY or the termination of such employment. Notwithstanding the foregoing, this Separation Agreement and Mutual Release does not release any claims that cannot lawfully be released by this Agreement, and does not impact any vested right that Mr. Neher may have pursuant to any WHERIFY benefit plan; this Separation Agreement and Mutual Release does not impact any future shareholder rights that would be in force should Mr. Neher exercise his stock options, for example, and this Separation Agreement and Mutual Release does not release WHERIFY of its obligation to fully indemnify and defend Mr. Neher against any future claims or lawsuits in which he is named as a result of his actions on behalf of WHERIFY in the course and scope of his responsibilities while employed by WHERIFY or acting as a director of WHERIFY.

(c) All items hereby released are hereinafter collectively referred to as the “Claims.”

5. Covenant Not To Pursue Complaints: Mr. Neher represents that he has not filed any complaints, charges, claims, or actions against any Releasees with any state, federal, or local agency or court or any other forum.

6. Waiver Of Unknown Claims: The Parties understand and agree that the released Claims include not only Claims presently known to the Parties but also include all unknown or unanticipated Claims. The Parties knowingly and voluntarily waive any and all rights or benefits that they may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or his favor at the time of executing the release, which if known by his or his must have materially affected his or his settlement with the debtor.

7. Confidential/Proprietary Information, Etc.:

(a) At all times, Mr. Neher will hold in strictest confidence and will not disclose, use, lecture upon or publish any of WHERIFY's Proprietary Information (defined below), unless an officer of WHERIFY expressly authorizes such in writing, provided, however, that this restriction shall not apply to any Proprietary Information that (a) becomes known generally to the public through no fault of Mr. Neher; (b) is required by applicable law, legal process, or any order or mandate of a court or other governmental authority to be disclosed; or (c) is reasonably believed by Mr. Neher, based upon the advice of legal counsel, to be required to be disclosed in defense of a lawsuit or other legal or administrative action brought against Mr. Neher; provided, that in the case of clauses (b) or (c) above, Mr. Neher shall give the Board of Directors of WHERIFY reasonable advance written notice of the Proprietary Information intended to be disclosed and the reasons and circumstances surrounding such disclosure, in order to permit WHERIFY to seek a protective order or other appropriate request for confidential treatment of the applicable Proprietary Information. He will obtain WHERIFY's written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to his work at WHERIFY and/or incorporates any Proprietary Information. He hereby assigns to WHERIFY any rights he may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of WHERIFY and its assigns.

(b) The term "Proprietary Information" shall mean any and all confidential and/or proprietary works of authorship, knowledge, data, designs or information of WHERIFY. By way of illustration but not limitation, "Proprietary Information" includes (i) patents, trademarks, trade secrets, inventions, copyrights, mask works, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, artwork, techniques, and any other intellectual property that is protectable under United States or foreign laws (hereinafter collectively referred to as "Inventions"); and (ii) research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (iii) information regarding the skills and compensation of employees and contractors of WHERIFY. Notwithstanding the foregoing, it is understood that, at all times, Neher is free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and his own, skill, knowledge, know-how and experience to whatever extent and in whichever way he wishes.

(c) The term "Proprietary Rights" shall mean all copyright, trade secret, patent, mask work and other intellectual property rights throughout the world.

(d) Mr. Neher hereby assigns to WHERIFY all his right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by him, either alone or jointly with others, relating to the business of WHERIFY. Inventions assigned to WHERIFY, or to a third party as directed by WHERIFY, are hereinafter referred to as "Company Inventions."

(e) Mr. Neher also agrees to assign all his right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by WHERIFY.

(f) Mr. Neher acknowledges that all original works of authorship made by him (solely or jointly with others) within the scope of his employment and which are protectable by copyright are "works made for hire," pursuant to United States Copyright Act (17 U.S.C., Section 101).(g) As of the Effective Date, Mr. Neher shall have returned to WHERIFY all keys, computers, and credit cards belonging to WHERIFY and any other property belonging to WHERIFY, including intellectual property and other Proprietary Information. Such property includes, but is not limited to, all computer files, documents, letters, notes, programs, software, media, photographs, lists, manuals, records, notebooks, and similar repositories containing Proprietary Information, including all copies thereof, whether prepared by Mr. Neher or others.

(h) Mr. Neher acknowledges that he remains bound by any proprietary and/or confidential information agreement signed by him in conjunction with his employment or other affiliation with WHERIFY except to the extent, if any, that such agreement conflicts herewith, in which case this Agreement shall control.

8. Non-Disparagement: Mr. Neher agrees that he will not disparage WHERIFY or any of the other Releasees; WHERIFY agrees that its executive officers and members of its Board of Directors will not disparage Mr. Neher.

9. No Future Employment: Mr. Neher hereby waives any right he may have to reinstatement or future employment by WHERIFY, and Mr. Neher agrees not to seek such employment and not to perform any work for WHERIFY unless such restrictions are cancelled or modified by mutual consent.

11. No Reliance On Other Representations: Mr. Neher represents and acknowledges that in executing this Agreement, he does not rely and has not relied upon any representation or statements made by any of the Releasees with regard to the subject matter, basis, or effect of this Agreement or otherwise beyond those expressly contained herein. Mr. Neher represents that he has carefully read and fully understands all provisions of this Agreement, and that he is voluntarily entering into this Agreement after adequate time to consider its terms.

12. Miscellaneous: In further consideration of this Agreement, Mr. Neher and WHERIFY agree as follows:

(a) The terms mentioned in the preceding paragraphs of this Agreement are the entire and only consideration for it, and each of the Parties shall be responsible for payment of his or its own attorney’s fees, costs, and legal expenses, if any;

(b) The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the Parties;

(c) This Agreement is entered into in the State of California and shall be construed and interpreted in accordance with its law;

(d) The various provisions of this Agreement are severable and if any is unenforceable, at law or in equity, that provision may be severed, leaving the others remaining in full force and effect;

(e) Headings contained in this Agreement are for convenience only and shall not be considered for any purpose in construing the Agreement;

(f) This Agreement may only be modified by a written agreement identified as an amendment/modification to this Agreement and signed by the Parties hereto; and

(g) This Agreement contains the entire agreement between the Parties to it with regard to the matters set forth in it and shall be binding upon and inure to the benefit of the executors, administrators, personal representatives, heirs, successors and assigns of each. This Agreement fully supersedes any and all negotiations, and all prior written, oral, or implied agreements or understandings between the Parties pertaining to the subject matters hereof.

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PLEASE READ CAREFULLY. THIS SEPARATION
AGREEMENT AND MUTUAL RELEASE INCLUDES
A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

DATED:
Timothy Neher

DATED:	WHERIFY WIRELESS, INC.

By:
Vincent Sheeran

Chief Executive Officer